AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2004

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUICKSILVER RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2756163
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 West Rosedale Street, Fort Worth, Texas 76104

(817) 665-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Outside Director Stock Option Agreements

(Full title of the Plan)

Glenn Darden

777 West Rosedale Street, Fort Worth, Texas 76104

(817) 665-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dean A. Tetirick

Cantey & Hanger, L.L.P.

2100 Burnett Plaza, 801 Cherry Street, Fort Worth, Texas 76102

(817) 877-2883

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)(2)	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)

Common stock, $.01 par value	59,797	$37.99	$2,271,688	$381

(1) Consists of 59,797 shares of common stock issuable upon exercise of options granted by the registrant to its independent directors for service to the registrant as directors during calendar years 2001, 2002 and 2003. Such option grants are represented by individual stock option agreements between the registrant and the directors. Options for a total of 18,752 shares were granted at an exercise price of $9.80 per share. Options for a total of 20,835 shares were granted at an exercise price of $17.02 per share. Options for a total of 20,210 shares were granted at an exercise price of $24.10.

(2) This registration statement shall also cover any additional shares of common stock which become issuable upon exercise of the options described above by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.

(3) Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock, as reported on the New York Stock Exchange, on March 12, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

In accordance with Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”), and the Note to Part I of Form S-8, the information required by this item has been omitted from this registration statement.

Item 2. Registrant Information and Employee Plan Information

In accordance with Rule 428 under the 1933 Act and the Note to Part I of Form S-8, the information required by this item has been omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

This registration statement incorporates herein by reference the following documents which have been filed with the Securities and Exchange Commission (or are being filed concurrently herewith) by Quicksilver Resources Inc. (the “Company”):

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (including information specifically incorporated by reference into such Form 10-K from the Company’s definitive Proxy Statement for its 2004 Annual Meeting of Stockholders);

(b)	The Company’s Current Report on Form 8-K filed February 13, 2004;

(c)	The Company’s Current Report on Form 8-K filed February 24, 2004;

(d)	The Company’s Current Report on Form 8-K filed March 3, 2004; and

(e)	The description of the Company’s common stock and preferred stock contained in its Form 8-A filed October 11, 2001.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceedings so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. The Company’s restated certificate of incorporation and bylaws permit indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL. Reference is made to the Company’s restated certificate of incorporation and bylaws.

Additionally, the Company has acquired directors and officers insurance in the amount of $8,000,000, which includes coverage for liability under the federal securities laws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s restated certificate of incorporation contains such a provision.

The above discussion of the Company’s restated certificate of incorporation, bylaws and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, bylaws and statutes.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

	Exhibit Number and Description	Page Number

5	Opinion and consent of Cantey & Hanger, L.L.P.	8

23.1	Consent of Deloitte & Touche LLP.	9

23.2	Consent of Cantey & Hanger, L.L.P. is contained in Exhibit 5.	—

24	Power of Attorney. Reference is made to page 6 of this registration statement.	—

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas, on March 15, 2004.

QUICKSILVER RESOURCES INC.

By:	/s/ Glenn Darden

Glenn Darden President and Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below hereby designates and appoints Glenn Darden and Bill Lamkin, and each of them, any one of whom may act without the joinder of the other, as such person’s true and lawful attorney-in-fact and agents (the “Attorneys-in-Fact”) with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in their capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Thomas F. Darden Thomas F. Darden	Chairman of the Board and Director	March 15, 2004

/s/ Glenn Darden Glenn Darden	President, Chief Executive Officer and Director	March 15, 2004

/s/ Bill Lamkin Bill Lamkin	Executive Vice President and Chief Financial Officer	March 15, 2004

/s/ D. Wayne Blair D. Wayne Blair	Vice President and Controller	March 15, 2004

/s/ Steven M. Morris Steven M. Morris	Director	March 15, 2004

/s/ D. Randall Kent D. Randall Kent	Director	March 15, 2004

/s/ Anne Darden Self Anne Darden Self	Director	March 15, 2004

/s/ W. Yandell Rogers, III W. Yandell Rogers, III	Director	March 15, 2004

/s/ Mark Warner Mark Warner	Director	March 15, 2004

EXHIBIT INDEX

	Exhibit Number and Description	Page Number

5	Opinion and consent of Cantey & Hanger, L.L.P.	8

23.1	Consent of Deloitte & Touche LLP.	9

23.2	Consent of Cantey & Hanger, L.L.P. is contained in Exhibit 5.	—

24	Power of Attorney. Reference is made to page 6 of this registration statement.	—